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                                  EXHIBIT 22.1
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Subsidiaries of Mac Frugal's Bargains o Close-outs Inc.

1.      PNS Stores, Inc.
        State of Incorporation:         California
        Business Names:                 Pic 'N' Save
                                        Mac Frugal's Bargains o Close-outs

2.      West Coast Liquidators, Inc.
        State of Incorporation:         California
        Business Names:                 West Coast Liquidators